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BNY FINANCIAL CORPORATION                                           Exhibit  99
A WHOLLY OWNED SUBSIDIARY OF THE BANK OF NEW YORK
NEW YORK'S FIRST BANK - FOUNDED 1784 BY ALEXANDER HAMILTON


                              1290 AVENUE OF THE AMERICAS, NEW YORK, N.Y. 10104
                                                                   212-408-7000


September 30, 1996


Omega Environmental, Inc.
19805 North Creek Parkway
Bothell, Washington 98041-3005

Gentlemen/Ladies:

     We refer to our Revolving and Term Loan Agreement with you dated as of September 15, 1995 as amended and/or supplemented ("Loan Agreement"). Capitalized terms herein shall have the meaning given them in the agreement unless otherwise provided herein.

     This confirms the amendment of the Agreement to the following extent only, effective as of the date hereof:

     1. The dollar amount of "$20,000,000" appearing in the definition of "Maximum Revolving Amount" on page 12 of the Loan Agreement shall be deleted and the dollar amount of "$25,000,000" shall be inserted in its place and stead.

     2. The text of Section 7.9 of the Loan Agreement shall be deleted in its entirety and the following text shall be inserted in its place and stead:

     "Borrower shall not at any time permit the ratio of (I) EBITDA minus Capital Expenditures, plus or minus other non-cash items included in calculating Net Income for the relevant period to (II) Interest Expense for
     (X) the one month period ended on September 30, 1995 to be less than 1.0 to 1: (Y) for the two month period ended October 31, 1995 to be less than 1.0 to 1: and (Z) as of each subsequent month end, for the three month period ending on such month end, to be less than the ratio set forth for the periods indicated below:



     Period                                                  Minimum Ratio
     Closing Date - November 13, 1995                            1.00 to 1
     November 14, 1995 - November 30, 1995                       1.39 to 1
     Each one month period from

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     December 1, 1995 - May 31, 1995                                   N/A

     One month ended June 30, 1996                               0.25 to 1
     One month ended July 31, 1996                               1.00 to 1
     Two months ended August 31, 1996                            1.00 to 1
     One month ended September 30, 1996                          2.50 to 1
     One month ended October 31, 1996                            2.50 to 1
     Two months ended November 30, 1996                          2.50 to 1
     Three months ended December 31, 1996                        2.50 to 1
     Three months ended March 31, 1997                           2.50 to 1
     For each three month period commencing
       on the period ending on April 1, 1997
       through and including the Expiration Date                  3.50 to 1

     Except for the amendments set forth herein, no changes to the Agreement are intended or implied and the agreement, modified as set forth above, is hereby ratified and confirmed in all respects.

     If the foregoing correctly sets forth the agreement between us please execute a copy of this letter in the space provided below and return the executed copy to our offices.

                                                              Very truly yours,
                                                      BNY FINANCIAL CORPORATION


                                       By:  s\ J. M. Frangos
                                            ----------------------------------
                                            Title:  Senior V.P.


READ AND AGREED TO:
OMEGA ENVIRONMENTAL, INC.


By: s\ Dan E. Steigerwald
    -------------------------
    Title:  CFO